Exhibit 10.2

X.L. AMERICA, INC.
DEFERRED COMPENSATION PLAN

(effective January 1, 2012)

          X.L. America, Inc. (the “Company”) adopted the X.L. America, Inc. Non-Qualified Deferred Compensation Plan (the “Prior Plan”), effective as of December 1, 1998. It was restated and renamed the X.L. America, Inc. Non-Qualified Benefit Replacement Plan, effective January 1, 2004. Effective January 1, 2004, the X.L. America, Inc. Key Employee Deferred Compensation Plan was merged into this Plan and the Plan was again restated and renamed the X.L. America, Inc. Deferred Compensation Plan.

          The Plan was amended and restated effective January 1, 2009, to comply with Code Section 409A, as enacted by the American Jobs Creation Act of 2004 and applicable regulations thereunder; provided, however, that any provision required to be effective on and after January 1, 2005 in order for the Plan to comply with Code Section 409A shall become effective as of January 1, 2005 (or such later date as shall be permitted under applicable Code Section 409A transition rules). The Plan is amended and restated January 1, 2012.

          The Plan is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

ARTICLE I
DEFINITIONS

          Each word used herein not defined below that begins with a capital letter and is defined in the Qualified Plan shall have the same definition as the definition given to that word in the Qualified Plan. Wherever used herein, the following terms shall have the meanings hereinafter set forth:

          1.1          “Account” or “Deferred Compensation Account” means the separate account established under the Plan for each Participant, as described in Section 5.1.

          1.2          “Administrator” means the Committee or such person or persons as may be appointed by the Committee to be responsible for those functions assigned to the Administrator under the Plan.

          1.3          “Affiliate” means any entity that is a member of a “controlled group” of corporations with the Company under Code Section 414(b) or a trade or business under common control with the Company under Code Section 414(c); provided, however, that solely for purposes of determining whether a Termination of Employment has occurred, in applying Code Sections 1563(a)(1), (2) and (3) for purposes of Code Section 414(b), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying

Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears. In addition, to the extent that the Administrator determines that legitimate business criteria exist to use a reduced ownership percentage to determine whether an entity is an Affiliate for purposes of determining whether a Termination of Employment has occurred, the Administrator may designate an entity that would meet the definition of “Affiliate” substituting 20 percent in place of 50 percent in the preceding sentence as an Affiliate in Appendix A hereto. Such designation shall be made by December 31, 2007 or, if later, at the time a 20 percent or more ownership interest in such entity is acquired.

          1.4          “Annual Bonus” means any cash compensation to which a Participant becomes entitled under a written plan or arrangement of a Participating Employer providing for the calculation and payment of incentive compensation with respect to a Plan Year after the close of such Plan Year, determined prior to reduction for elective deferrals to this Plan or to any qualified retirement plan, and for premium conversion and flexible spending amounts under a cafeteria plan described in Code Section 125.

          1.5          “Base Salary” means the salary to which a Participant becomes entitled from a Participating Employer during or with respect to a Plan Year, including commissions, but not including Annual Bonus or other incentive Compensation, determined prior to reduction for elective deferrals to this Plan or to any qualified retirement plan, and for premium conversion and flexible spending amounts under a cafeteria plan described in Code Section 125; provided, however, that Annual Salary shall not include expense reimbursements, severance, or the value of any benefits paid to or on behalf of the Executive under any fringe benefit, pension or insurance plan or program. Only Annual Salary which becomes payable while the Executive is a Participant shall be taken into account for purposes of the Plan.

          1.6          “Beneficiary” means the person, persons or trust designated by a Participant as direct or contingent beneficiary in the manner prescribed by the Administrator. The Beneficiary of a Participant who has not effectively designated a beneficiary shall be the Participant’s estate.

          1.7          “Board of Directors” means the Board of Directors of the Company.

          1.8          “Change in Control” shall mean and shall be deemed to have occurred as of the date of the first to occur of the following events:

                (a)          any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total Fair Market Value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of the Company. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

                (b)          any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

                (c)          a majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

                (d)          any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:

(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii) A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

          For these purposes, the term “Person” shall mean an individual, corporation, association, joint-stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof. The term “Group” shall have the meaning set forth in Rule 13d-5 of the Securities Exchange Commission (“SEC”), modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made. If any one Person, or Persons acting as a Group, is considered to effectively control the Company as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.

          1.9           “Committee” means the Pension Committee, which is authorized to administer the Plan and to perform the functions described in Article VII.

          1.10          “Company” means X.L. America, Inc.

          1.11          “Compensation” means Base Salary and/or Annual Bonus, as applicable, determined prior to reduction for elective contributions to this Plan, the Qualified Plan or any other employee benefit plan of the Participating Employer.

          1.12          “Deferral Period” means the period described in Section 3.3 of the Plan.

          1.13          “Disability” means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or (c) has been determined to be totally disabled by the Social Security Administration.

          1.14          “Elective Deferral” means the amount of Compensation a Participant elects to defer pursuant to Article III of the Plan.

          1.15          “Eligible Executive” or “Executive” means a member of a select group of management or highly compensated employees of the Participating Employers, who has been selected to be a Participant in the Plan by the Committee.

          1.16          “Excess Compensation” means the Participant’s Compensation payable during a Plan Year which exceeds the limitation on compensation applicable to qualified plans under Code Section 401(a)(17), as such limitation may be adjusted from time to time.

          1.17          “Hardship” means an unforeseeable emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or the spouse or a dependent of the Participant (as defined in Code Section 152(a)), (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expenses of a spouse or a dependent may also constitute a Hardship event. The Administrator shall determine whether the circumstances presented by the Participant constitute an unanticipated emergency. Such circumstances and the Administrator’s determination will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved as described in Sections 6.1.1 through 6.1.4 below.

          1.18          “Key Employee” means a “key employee” as defined for purposes of Code Section 416(i), without regard to paragraph (5) thereof, of the Company or any Affiliate, subject to the following modifications. An employee is a Key Employee if, as of the date of determination, he or she is (a) one of the 50 (or, if less, the greater of three or 10% of all employees) highest-paid officers of the Company or any Affiliate having annual compensation greater than $135,000 (as adjusted under Code Section 415(d)); (b) a 5% owner of the Company or any Affiliate; or (c) a 1% owner of the Company or any Affiliate having annual compensation of more than $150,000. If an individual is a Key Employee at any time during the twelve month period ending on December 31 of a Plan Year, he or she shall be treated as a Key Employee for the 12-month period beginning on April 1 of the Plan Year following such December 31. For purposes of this Section 1.18, the term “compensation” will be defined in accordance with Treasury Regulation Section 1.415(c)-2(d)(2); provided, however, that compensation paid to or on behalf of an individual who is not a Participant and who is a non-resident alien of the U.S. will not be taken into account hereunder to the extent that the compensation is not includable in gross income under the Code and is not effectively connected to the conduct of a trade or business within the U.S. Whether an individual is a Key Employee will be determined in accordance with the requirements of Code Section 409A.

          1.19          “Matching Contribution” means the amounts credited to a Participant’s Account under Article IV of the Plan with respect to Elective Deferrals.

          1.20          “Participant” means an Executive or former Executive who elects to participate in the Plan in accordance with the terms and conditions of the Plan or who has an Account in the Plan that has not been fully distributed.

          1.21          “Participating Employer” means the Company, Global Credit Analytics, Inc., XL Insurance Company of New York, Inc., XL Specialty Insurance Company, XL Reinsurance America, Inc., XL Global Services, Inc., XL Insurance America, Inc. and each other Affiliate that, with the approval of the Administrator, has joined the Plan by executing a declaration of joinder.

          1.22          “Plan” means X.L. America, Inc. Deferred Compensation Plan, as set forth herein or as it may be amended or restated from time to time.

          1.23          “Plan Year” means the calendar year.

          1.24          “Qualified Plan” means the X.L. America, Inc. Employee Savings Plan, as from time to time amended.

          1.25          “Scheduled Distribution” means a distribution from a Participant’s Scheduled Distribution Sub-Account in accordance with Section 6.3.

          1.26          “Scheduled Distribution Sub-Accounts” or “Sub-Accounts” means the separate bookkeeping accounts established by the Administrator under Section 5.1 to record the portion(s) of a Participant’s Account subject to separate Scheduled Distribution elections.

         1.27          “Termination of Employment” means, with respect to an Executive, the severing of employment with the Company and any Affiliates, voluntarily or involuntarily, for any reason. A Termination of Employment will be deemed to have occurred if the facts and circumstances indicate that the Company and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform for the Company and its Affiliates after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Company and its Affiliates less than 36 months). A Participant will not be deemed to have incurred a Termination of Employment while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with the Company is provided either by statute or by contract. For this purpose, a leave of absence is bona fide only if there is a reasonable expectation that the Participant will return to employment at the conclusion of the leave. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period. Whether an individual has incurred a Termination of Employment shall be determined in accordance with the provisions of Section 409A.

         1.28          “Valuation Date” means the close of business of each business day, or such other valuation date or dates established by the Administrator.

ARTICLE II
PARTICIPATION

          2.1           Eligibility. Each Executive may become a Participant upon the effective date of his or her designation as an Executive eligible for participation in the Plan by the Committee.

          2.2           Participation in the Plan. An Eligible Executive may elect to participate in the Plan for any Plan Year by delivering to the Administrator a properly executed election at the time and in the form provided by the Administrator, pursuant to which the Eligible Executive elects to defer receipt of a specified portion of the Compensation that would otherwise be payable to such Executive for the Plan Year, as described in Article III hereof.

          2.3           Cessation of Participation. An Executive shall cease to be a Participant in the Plan if (a) he or she incurs a Termination of Employment for any reason, (b) he or she remains in the service of a Company but ceases to be an Eligible Executive as described in Section 1.15 due to a change in employment status, except to the extent that the Committee determines otherwise, or (c) the Plan is terminated or otherwise amended so that the Executive ceases to be eligible for participation; provided, however, that such individual shall continue to be a Participant solely with respect to his or her vested Account balance until such Account balance is distributed from the Plan. Such cessation of participation shall be effective upon the date of the change in status described in clause (a) above, on the last day of a designated Deferral Period in the case of a change in status described in clause (b) above, or upon the effective date of an amendment or termination described in (c) above.

ARTICLE III
DEFERRAL OF COMPENSATION

          3.1           Election to Defer. A Participant may elect to defer receipt of a portion of his or her Compensation for a Plan Year by delivering a properly executed election to the Administrator within the time specified in Section 3.2. The Participant’s election shall be in a written form acceptable to the Administrator and shall specify:

3.1.1. the whole percentage of Excess Compensation for the Plan Year to be deferred to the Plan, which percentage may not exceed 5%;

3.1.2. the whole percentage of Base Salary, other than Annual Bonus, for the Plan Year to be deferred to the Plan, which percentage may not exceed 50%;

3.1.3. the whole percentage of Annual Bonus for the Plan Year to be deferred to the Plan, which percentage may not exceed 100% (reduced as necessary to provide for the deferral under Section 3.1.1);

                 3.1.4.     if applicable, the investment fund or funds in which the Participant’s Elective Deferrals, and Matching Contributions attributable to such Elective Deferrals, will be deemed to be invested pursuant to Section 5.2;

                 3.1.5.     if applicable, the specific Scheduled Distribution Sub-Account or Sub-Accounts into which all or a portion of such Elective Deferrals and Matching Contributions will be directed, as described in Section 6.3; and

                 3.1.6.     to the extent permitted by the Administrator under Section 6.4.1, the payment commencement date and method of distribution to apply to benefits distributable upon the Participant’s Termination of Employment.

          The deferral percentages under Section 3.1.2 and 3.1.3 shall be applied without regard to an election to defer under Section 3.1.1. Elective Deferrals to the Plan shall be reduced to the extent necessary to pay federal, state or local employment taxes, including applicable FICA and FUTA taxes required to be withheld under Section 3101 of the Code, and any other required withholdings as determined by the Administrator.

          An Executive who elects not to participate in the Plan at the time he or she first becomes eligible to do so may elect to become a Participant in any subsequent Plan Year by filing an election to defer Compensation as described above within the time provided in Section 3.2, provided that he or she is then eligible to participate in the Plan.

3.2 Date for Filing Election.

               3.2.1.     Except as provided below, an election to defer Compensation to be earned in a Plan Year shall be filed by the Participant with the Administrator as of a date established by the Administrator which is no later than December 31 of the Plan Year preceding the year in which such Compensation is earned.

               3.2.2.     In the case of an individual first employed as an Executive or first becoming eligible for this Plan (and any similar account-based deferred compensation plan of the Company) during a Plan Year, an election to defer Compensation (which may include Annual Bonus) earned subsequent to the initial date of employment or eligibility and subsequent to the date of such election may, to the extent permitted by the Plan Administrator, be filed by such Executive with the Administrator within thirty (30) days of such initial date of service or eligibility.

               3.2.3.     An election to defer Annual Bonus meeting the requirements for “performance-based” compensation under Treasury Regulation Section 1.409A-1(e) shall be filed with the Administrator as of a date established by the Administrator which is at least six months prior to the end of the performance period in which such Annual Bonus is earned, provided that (a) performance criteria have been established in writing by not later than 90 days after the commencement of the applicable performance period and the outcome is substantially uncertain at the time the criteria are established, (b) the Participant is in employment with the Company continuously from the later of the beginning of the performance period or the date such performance criteria are set, and (c) the election is made before such performance-based compensation has become readily ascertainable (i.e., is both calculable in amount and substantially certain to be paid).

          3.3         Deferral Period. The Deferral Period for a Participant’s Compensation earned during any Plan Year shall begin on the first day of such Plan Year, provided that the Participant has filed an election to defer Compensation prior thereto, as described in Section 3.2.1. Notwithstanding the foregoing, in the case of an individual who is first employed as an Executive or who first becomes eligible for participation during a Plan Year, the Deferral Period shall begin as of the first day of the payroll period beginning after the filing of a timely election by the Participant in such Plan Year, as described in Section 3.2.2. In each case, such Deferral Period shall end on the last day of the Plan Year. The Deferral Period for Annual Bonus meeting the requirements for “performance-based” compensation under Treasury Regulation Section 1.409A-1(e) shall be the performance period (which shall not be shorter than a Plan Year) to which such Annual Bonus relates.

          3.4          Revocation or Change of Deferral Election.

               3.4.1.      A Participant may not voluntarily revoke or amend an election to defer Compensation under Section 3.1.1 after commencement of the Deferral Period. Such election shall automatically expire at the conclusion of the applicable Deferral Period, unless renewed within the time provided in Section 3.2.

               3.4.2.     A Participant may not revoke or amend an election to defer Annual Bonus meeting the requirements for “performance-based” compensation under Treasury Regulation Section 1.409A-1(e) after a date established by the Administrator which is not later than six months prior to the end of the performance period in which such Annual Bonus is earned; except that an election to defer Annual Bonus under Section 3.2.2 may not be revoked during the Deferral Period.

               3.4.3.     Notwithstanding the above, if a Participant incurs a Hardship, the Participant’s Elective Deferrals under this Plan may, upon the request of the Participant and with the consent of the Administrator, be permanently suspended for a period of six (6) months (the “suspension period”). At the end of the suspension period, the Participant’s Elective Deferrals shall automatically resume, provided that the Participant has timely filed a deferral election under Sections 3.1 and 3.2 with respect to the Deferral Period in effect when the suspension period ends.

          3.5          Vesting of Elective Deferrals. A Participant shall be 100% vested in the balance of his or her Deferred Compensation Account attributable to Elective Deferrals at all times.

ARTICLE IV
COMPANY CONTRIBUTIONS

          4.1          Matching Contributions. For each Plan Year in which a Participant elects under Section 3.1.1 to defer Excess Compensation, the Company shall make a Matching Contribution to the Participant’s Deferred Compensation Account equal to 140% (or such other percentage as the Board of Directors shall determine) of the amount of such Elective Deferral up to 5% of Excess Compensation.

          4.2          Company Profit Sharing Contributions. The Board of Directors may, in its sole discretion, make such additional contributions to the Plan for a Plan Year as it determines from time to time. Such contributions shall be allocated among Participants in such manner as the Board of Directors shall determine at the time the contribution is determined.

          4.3          Vesting of Company Contributions. A Participant shall be vested in the balance of his or her Deferred Compensation Account attributable to Matching Contributions to the same extent that the Participant is vested in matching contributions under the terms of the Qualified Plan. Unless the Board of Directors determines otherwise, a Participant shall be vested in the balance of his or her Deferred Compensation Account attributable to Company contributions under Section 4.2 to the same extent that the Participant is vested in similar Company contributions under the terms of the Qualified Plan. Amounts in the Participant’s Deferred Compensation Account attributable to benefits accrued under the Amended and Restated XL America Inc. Excess Benefit Savings Plan (the “Excess Plan”) shall vest in accordance with the terms of the Excess Plan. All benefits under the Plan shall become 100% vested upon the occurrence of a Change in Control.

ARTICLE V
INVESTMENT OF DEFERRED COMPENSATION

          5.1          Deferred Compensation Account. The Administrator shall establish a Deferred Compensation Account on the books of the Plan for each Participant, reflecting Elective Deferrals, Matching Contributions and other Company contributions made for the Participant’s benefit, any amounts transferred to the Plan from the XL America Inc. Key Employee Deferred Compensation Plan and the Amended and Restated XL America Inc. Excess Benefit Savings Plan, together with any adjustments for income, gain or loss attributable thereto under Section 5.2, and any payments, distributions, transfers or forfeitures therefrom. The opening balance of the Participant’s Deferred Compensation Account as of January 1, 2012 shall equal the balance of such Account as of the close of the preceding business day.

          5.2          Time for Crediting Contributions. Elective Deferrals to the Plan with respect to any pay period will normally be credited to the Participant’s Account within five (5) business days of the date that corresponding contributions attributable to Compensation earned in such pay period are credited under the Qualified Plan or would otherwise be paid to the Participant; provided, however, that no adjustment of earnings or losses shall be made with respect to Elective Deferrals under Section 5.3 prior to the earlier of (a) the 15th business day of the calendar month following the calendar month in which the Elective Deferral would otherwise have been paid to the Participant but for the Participant’s deferral election, or (b) the date such amounts are actually credited to the Participant’s Account on the books of the Plan. Company contributions for any Plan Year will be credited to the Plan no later than the date for filing the Company’s Federal income tax returns for the Company’s corresponding fiscal year, with extensions.

          5.3          Hypothetical Investment of Accounts. The Deferred Compensation Account of a Participant, including each Sub-Account thereof, shall be adjusted as of each Valuation Date to reflect the income, gain or loss that would accrue to such Account, if assets in the Account were invested as described in this Section 5.2. Each Participant shall direct the hypothetical investment of the Elective Deferrals and Matching Contributions credited to the Plan on his or her behalf among such investment funds as are from time to time made available by the Committee. A Participant may, as of any Valuation Date, change the investment allocation of future Elective Deferrals or Matching Contributions, and may elect to transfer all or a portion of the balance of his or her Account hypothetically invested in one investment fund to any other investment fund or funds then available under the Plan, by directing the Administrator in such form and at such time as the Administrator shall require.

          The hypothetical investment fund options available under the Plan shall be those designated by the Committee from time to time in its discretion. The Administrator may promulgate uniform and nondiscriminatory rules and procedures governing investment elections under the Plan, including rules governing how credits or debits to an Account or Sub-Account shall be allocated among investment funds in the absence of a valid election.

          5.4          Statement of Account. A statement shall be sent to each Participant as to the balance of his or her Deferred Compensation Account at least once each Plan Year. Electronic distribution (including a reminder that such statement is available electronically) will satisfy this requirement.

ARTICLE VI
PAYMENT OF DEFERRED COMPENSATION

          6.1          Hardship Distributions. A Participant may request that all or a portion of his or her vested Account balance be distributed at any time by submitting a written request to the Administrator, provided that the Participant has incurred a Hardship, and the distribution is necessary to alleviate such Hardship. In determining whether the Hardship distribution request should be approved, the Administrator may rely on the Participant’s representation that the Hardship cannot be alleviated:

6.1.1. through reimbursement or compensation by insurance or otherwise;

6.1.2. by the Participant taking any withdrawals then available to him or her under the terms of the Qualified Plan;

                6.1.3.     by reasonable liquidation of the Participant’s assets, including amounts available for withdrawal from the Qualified Plan, to the extent such liquidation would not itself cause a severe financial hardship; or

6.1.4. by cessation of his or her elective deferrals under Section 3.4.3 of this Plan or a similar deferred compensation plan to the extent available.

          6.2          Administration of Hardship Distributions. The Administrator shall deem a distribution to be necessary to alleviate a Hardship if the distribution does not exceed the amounts necessary to satisfy the Participant’s Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Account balance that is not distributed pursuant to the Hardship request shall remain in the Plan. Distributions to alleviate a Hardship will be made as soon as administratively feasible after the Administrator has reviewed and approved the request. An amount to be distributed for Hardship shall be debited from the Participant’s Deferred Compensation Account not held in a Scheduled Distribution Sub-Account, or (if such amount is not sufficient) from the Sub-Account(s) having the latest scheduled distribution date.

          6.3          Scheduled Distribution. A Participant may elect to receive a Scheduled Distribution with respect to an Elective Deferral at the time he or she files the applicable deferral election under Section 3.1. A Participant may elect in accordance with Section 3.1.5 to direct all or a portion of his or her Elective Deferrals for the Plan Year into one (or, if permitted by the Administrator, more than one) Sub-Account(s), provided that any such Sub-Account has a scheduled distribution date which is not earlier than twelve (12) months after the end of the Deferral Period to which the Elective Deferral relates. The Administrator may establish uniform and nondiscriminatory rules and procedures governing Scheduled Distribution Sub-Accounts, including establishing limitations on the number of Sub-Accounts available to Participants for any Deferral Period or in the aggregate, and the minimum length of deferral to be provided under any newly-established Sub-Account, as the Administrator deems appropriate.

          To the extent permitted by the Administrator at the time of election, such election may designate whether the elected Scheduled Distribution will be paid as a result of the Participant’s intervening death, Disability or Termination of Employment, or alternatively will continue to apply notwithstanding such intervening event. Except as otherwise elected by a Participant under the preceding sentence, an election of a Scheduled Distribution shall automatically terminate upon the Participant’s death, Disability or Termination of Employment prior to age 65, at which time the provisions of Sections 6.4, 6.5 and 6.6 shall govern distribution of the Participant’s Account; provided, however, that, unless the Participant elects otherwise with the consent of the Administrator, (1) a Scheduled Distribution Sub-Account payable at age 65 shall be paid when the Participant attains age 65, without regard to the Participant’s intervening Termination of Employment (other than due to death); and (2) a Participant’s intervening Termination of Employment (other than due to death) shall not accelerate a Scheduled Distribution then in pay status.

          A Participant may, with the consent of the Administrator and to the extent permitted under Code Section 409A and regulations thereunder, elect to (a) revoke a Scheduled Distribution (provided that the Participant’s Scheduled Distribution election would otherwise automatically terminate upon the Participant’s Termination of Employment for any reason), in which case the balance of the applicable Sub-Account will be restored to the Participant’s Deferred Compensation Account, or (b) extend to a later date the date permitted under Section 6.6 on which a Scheduled Distribution will occur, in which case the applicable Sub-Account will be redesignated (and merged with another existing Sub-Account having the same designated distribution date). A Participant may make an election under the preceding sentence by filing a new election prior to his or her Termination of Employment at such time and in such form as the Administrator shall designate. Any election to revoke or extend the date of a Scheduled Distribution shall not take effect until at least twelve months after the date on which it is made and must provide for a deferred distribution date not earlier than five years after the date such Scheduled Distribution was otherwise scheduled to be made and not later than the date set forth in Section 6.6. A Scheduled Distribution may be made in a single lump sum payment or in installments over two to eleven years (as described in Section 6.5.1 or 6.5.2, respectively).

          6.4          Death or Other Termination of Employment.

                6.4.1.     Initial Distribution Election. A Participant who has incurred a Termination of Employment, whether by reason of voluntary or involuntary termination, death or Disability (each a “Distribution Event”), shall receive distribution of his or her Account (other than a Scheduled Distribution Sub-Account having a Scheduled Distribution date prior to the date of Termination of Employment or a Scheduled Distribution Sub-Account subject to a later Scheduled Distribution date with respect to which the Participant has elected under Section 6.3 that no intervening Distribution Event shall apply) in a single lump sum payment as soon as practicable but in any event within ninety (90) days following such Termination of Employment. Notwithstanding the foregoing, the Administrator may permit a Participant to elect a later payment commencement date permitted under Section 6.6, or an alternate method of distribution permitted under Section 6.5, by filing a written request with the Administrator at the time the Participant files an initial deferral election under Section 3.2. To the extent permitted under rules established by the Administrator at the time of election, such an election may separately specify different times or available methods of payment for different Distribution Events.

                6.4.2.     Changes in Distribution Election. The Administrator may permit a Participant to defer the commencement of his or her distribution to a date permitted under Section 6.6, or select an alternative method of distribution permitted under Section 6.5, after the initial deferral election by filing a written request with the Administrator. Such a change election shall not take effect until at least twelve months after the date on which it is made and shall be effective only if (a) the election is filed with the Administrator before the Participant’s Termination of Employment; (b) the election does not accelerate the timing or payment schedule of any distribution; (c) the payment commencement date in the change election is not less than five years after the date the distribution would otherwise have commenced for the Distribution Event without regard to such election; and (d) the Administrator approves such election. Except as otherwise provided in Section 6.7, a Participant’s distribution election shall become irrevocable upon the Participant’s Termination of Employment.

                6.4.3.     Key Employees. Notwithstanding the foregoing, in the case of a Key Employee who has a Termination of Employment (other than due to death) while any stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise, distribution of the Participant’s Account on account of such Termination of Employment may not be made earlier than six months after the date of the Termination of Employment (or if the Participant dies during such six month period, earlier than the date of the Participant’s death). Such Participant’s Account will be deemed to continue to be adjusted for investment gains or losses pending distribution as set forth in Section 5.3.

                6.4.4.     Death. If a Participant dies before distribution of his or her Account has commenced, the Participant’s benefit under the Plan shall be paid to his or her Beneficiary in a single lump sum payment as soon as practicable following the Participant’s death.

                6.4.5.     Distribution Event. Whether a Participant has incurred a Distribution Event shall be determined by the Administrator in a manner consistent with the requirements of Section 409A and regulations thereunder.

6.5 Method of Payment.

6.5.1. Lump Sum Payment. Distribution of a Participant’s Account pursuant to Section 6.1, 6.3 or 6.4, may be made in a cash lump sum.

                6.5.2.     Installment Distribution. A Participant requesting distribution of an Account pursuant to Section 6.4 may, with the approval of the Administrator, receive distribution in periodic payments in lieu of a lump sum. Periodic payments shall be paid on an annual or quarterly basis, as permitted by the Administrator and elected by the Participant, over a period that does not exceed eleven (11) years. Each installment payment shall be determined by dividing the Participant’s then-current Account balance by the number of payments remaining to be paid; provided, however, that if the Participant’s (or Beneficiary’s) aggregate vested Account balance is less than $100,000 at the time distributions commence due to Termination of Employment, the entire vested account balance shall be paid in a single lump sum payment at the time the Participant’s (or Beneficiary’s) initial installment distribution would otherwise be paid. The Administrator may establish uniform and nondiscriminatory rules and procedures governing the payment of installment distributions, including the maximum period over which installment distributions shall be made and the minimum amount which must be distributed in each installment, as the Administrator deems appropriate.

                6.5.3.     Death of Participant During Installment Distribution Period. If a Participant who has elected installment payments under Section 6.5.2 dies before all amounts held in the Account have been distributed, the remaining Account balance shall be paid to the Beneficiary or Beneficiaries in a single lump sum payment as soon as practicable after the Participant’s death.

                6.5.4.     Limit on Distribution Method. Notwithstanding the foregoing, to the extent permitted under Section 409A, if the Deferred Compensation Account does not exceed $100,000 at the time distributions commence due to the Participant’s Termination of Employment, the distribution shall be made in a single lump-sum payment.

          6.6          Payment Commencement Date. A Participant may not elect a distribution date later than (a) April 1 of the calendar year after the year in which the Participant attains age 70½, or (b) five years after the Participant’s Termination of Employment, if later.

          6.7          Transition Rules. Pursuant to Internal Revenue Service Notice 2005-1, Q&A-19(c), as extended by Notice of Proposed Rulemaking REG-158080-04, a Participant may, prior to December 31, 2007, modify or make new elections regarding distribution of his or her Account(s) under Sections 6.3, 6.4 and 6.5, at such time and in such form as the Administrator shall designate in 2007; provided, however, that no such distribution election may affect payments that the Participant would otherwise receive in 2007 or cause payments to be made in 2007. Pursuant to IRS Notice 2007-78, a Participant may, prior to December 31, 2008, modify or make new elections regarding distribution of his or her Account at such time and in such form as the Administrator shall designate; provided, however, that no such distribution election may affect payments that the Participant would otherwise receive in 2008 or cause payments to be made in 2008.

          6.8          Acceleration of Payment Date. Notwithstanding the foregoing, the distribution of benefits hereunder may be accelerated, with the consent of the Administrator, under the following circumstances:

                6.8.1.     Compliance with Domestic Relations Order. To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));

                6.8.2.     Conflicts of Interest. To permit payment as necessary to comply with the provisions of a Federal government ethics agreement or to avoid violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law;

                6.8.3.     Payment of Employment Taxes. To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or

                6.8.4.     Tax Event. Upon a good faith, reasonable determination by the Administrator, and upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

          6.9          Delay of Payments. A payment otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible within the first calendar year after the reason for delay no longer applies:

6.9.1. Payments Subject to the Deduction Limitation. The Company reasonably anticipates that such payment would not be deductible under Code Section 162(m);

6.9.2. Violation of Law. The Administrator reasonably determines that making the payment will violate Federal securities or other applicable laws; or

6.9.3. Other Permitted Event. Upon such other events and conditions as the Commissioner of Internal Revenue shall prescribe in generally applicable guidance

ARTICLE VII
ADMINISTRATION OF THE PLAN

          7.1          Administration by the Company. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may appoint such person or persons as it deems appropriate to perform all or any of the functions of the Administrator under the terms of the Plan. To the extent that no such person or persons are appointed, the Committee shall serve as Administrator.

          7.2          General Powers of Administration. The Committee shall have authority and discretion to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein. The Committee may, in its discretion, delegate authority with regard to the administration of the Plan to any individual, officer or committee in accordance with Section 7.2.7 below. Notwithstanding any other provision of the Plan, if an action or direction of any person to whom authority hereunder has been delegated conflicts with an action or direction of the Committee, then the authority of the Committee shall supersede that of the delegate with respect to such action or direction.

          Without limiting the generality of the foregoing, and in addition to the other powers set forth in this Section 7.2, the Committee or its delegate shall have the following express authorities:

                7.2.1.     To construe and interpret the provisions of the Plan; to decide all questions arising thereunder, including, without limitation, questions of eligibility for participation, eligibility for benefits, the validity of any election or designation made under the Plan, and the amount, manner and time of payment of any benefits hereunder; and to make factual determinations necessary or appropriate for such decisions or determination;

                7.2.2.     To prescribe procedures to be followed by Participants, Beneficiaries or alternate payees in filing applications for benefits and any other elections, designations and forms required or permitted under the Plan;

7.2.3. To prepare and distribute information explaining the Plan;

7.2.4. To receive from the Company and from Participants, Beneficiaries and alternate payees such information as shall be necessary for the proper administration of the Plan;

7.2.5. To furnish the Company or the Board of Directors, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;

                7.2.6.     To appoint or employ advisors, including legal and actuarial counsel (who may also be counsel to the Company) to render advice with regard to any responsibility of the Committee under the Plan or to assist in the administration of the Plan;

                7.2.7.     To designate in writing other persons to carry out a specified part or parts of its responsibilities hereunder (including this power to designate other persons to carry out a part of such designated responsibility). Any such person may be removed by the Committee at any time with or without cause;

7.2.8. To rule on claims, and to determine the validity of domestic relations orders and comply with such orders; and

7.2.9. All rules, actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

          7.3          Rules of the Administrator. The Administrator may adopt such rules as it deems necessary, desirable or appropriate. When making a determination or calculation, the Administrator shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Company, the legal counsel of the Company, or such other person as it deems appropriate, and shall further be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

          7.4          Claims Procedure. Any person who believes that he or she is then entitled to receive a benefit under the Plan may file a claim in writing with the Administrator. Except to the extent the Committee adopts an alternate procedure for the review of claims, the procedures in this Section 7.4 shall apply. The Administrator shall, within ninety (90) days of the receipt of a claim, either allow or deny the claim in writing. A denial of a claim shall be written in a manner calculated to be understood by the claimant and shall include: (a) the specific reason or reasons for the denial; (b) specific references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s claim review procedure. A claimant whose claim is denied (or his or her duly authorized representative) may, within sixty (60) days after receipt of denial of the claim: (1) submit a written request for review to the Committee; (2) review pertinent documents; and (3) submit issues and comments in writing. The Administrator shall notify the claimant of the decision of the Committee on review within sixty (60) days of receipt of a request. No legal action may be commenced by a Participant or Beneficiary with respect to a benefit under this Plan without first exhausting the Plan’s administrative claims procedures, and any legal action with respect to a claim that has been finally denied must be commenced no later than one year after the date of the Plan’s final denial of such claim upon appeal.

ARTICLE VIII
GENERAL PROVISIONS

          8.1          Participant’s Rights Unsecured. The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. The Company shall be under no obligation to establish any separate fund, purchase any annuity contract, or in any other way make any special provision or specifically earmark any funds for the payment of amounts called for under the Plan. If the Company chooses to establish such a fund, or purchase such an annuity contract or make any other agreement to provide for such payments, that fund, contract or arrangement shall remain part of the Company’s general assets and no person claiming payments under the Plan shall have any right, title or interest in or to any such fund, contract or arrangement.

          8.2          Non-assignability. None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor of any Participant or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the foregoing, the Company shall comply with the terms of a domestic relations order applicable to a Participant’s interest in the Plan, provided that such order does not require the payment of benefits in a manner or amount, or at a time, inconsistent with the terms of the Plan. The Company shall have no liability to any Participant or Beneficiary to the extent that his or her benefit is reduced in accordance with the terms of a domestic relations order that the Company applies in good faith.

          8.3          Taxes. The Administrator shall withhold all federal, state or local taxes that it reasonably believes are required to be withheld from any payments under the Plan.

          8.4          Limitation of Participant’s Rights. Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Company, or interfere in any way with the right of the Company to terminate the employment of a Participant at any time, with or without cause.

          8.5          Receipt and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company or the Plan, and the Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If requested, such receipt and release shall be executed by the Participant or Beneficiary no later than 90 days after the Participant’s scheduled distribution commencement date. If the period for signing and returning the Release designated by the Company extends into a later taxable year, any payments contingent upon the Release will be made (or begin) in the later taxable year. If any Participant or Beneficiary is determined by the Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator or the Company to follow the application of such funds.

          8.6          Governing Law. The Plan shall be construed, administered, and governed in all respects under and by the laws of the state of New York. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

          8.7          Designation of Beneficiary. A Participant may designate a Beneficiary by so notifying the Administrator in writing, in a form acceptable to the Administrator, at any time before the Participant’s death. A Participant may revoke any Beneficiary designation or designate a new Beneficiary at any time without the consent of a beneficiary or any other person. If no Beneficiary is designated or no designated Beneficiary survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

          8.8          Successorship. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participants, and the successors, assigns, designees and estates of the Participants. The Plan shall also be binding upon and inure to the benefit of any successor Company or organization succeeding to substantially all of the assets and business of the Company, but nothing in the Plan shall preclude the Company from merging or consolidating into or with, or transferring all or substantially all of its assets to, another Company which assumes the Plan and all obligations of the Company hereunder. The Company agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into to effect any such merger, consolidation, reorganization or transfer of assets. In such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Company, the term Company shall refer to such other Company and the Plan shall continue in full force and effect.

          8.9          Indemnification. No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. The Company shall indemnify and hold harmless the Plan and each Committee member and each employee, officer or director of the Company or the Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Company) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

          8.10        Headings and Subheadings. Headings and subheading in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

          8.11        Amendment and Termination. The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect the Participant’s Deferred Compensation Account at that time. Upon termination of the Plan, the Board of Directors may elect to (a) pay benefits hereunder as they become due as if the Plan had not terminated or (b) to extent permitted by Code Section 409A and regulations thereunder, direct that all payments remaining to be made under the Plan be made in a single lump sum to Participants (or their Beneficiaries).

          IN WITNESS WHEREOF, and pursuant to adoption of this Plan Document by the Board of Directors of the Company has caused this Plan Document to be executed this 26th day of July, 2012 by:

/s/ Richard Pikowski

Richard Pikowski
Assistant Secretary
X.L. America, Inc.